Exhibit 99.1

Contacts:	Investors	Media	Media

	Kim Watkins	Kali Fry	Emily Donohue
	Intuit Inc.	Intuit Inc.	Credit Karma
	650-944-3324	650-944-3036	805-260-6401
	kim_watkins@intuit.com	kali_fry@intuit.com	emily.donohue@creditkarma.com

Intuit to Acquire Credit Karma

Combined Companies to Create Consumer Finance Platform

That Works Like a Personalized Financial Assistant

Companies Aim to Transform FinTech, Power the Economy and Help Consumers Make Financial Progress

MOUNTAIN VIEW, Calif. — Intuit (Nasdaq: INTU), proud maker of TurboTax, QuickBooks and Mint, today announced that it has agreed to acquire Credit Karma, the consumer technology platform with more than 100 million members in the U.S., Canada and U.K., for approximately $7.1 billion in cash and stock. By agreeing to acquire Credit Karma, a company with nearly $1 billion in unaudited revenue in calendar year 2019, up 20% from the previous year, Intuit accelerates its mission of powering prosperity around the world.

The combination brings together two technology leaders with a shared goal to help solve the personal finance problems that consumers face today, regardless of their financial situation — managing debt, maximizing savings, access to better credit cards and loans — with an aim to put more money in consumers’ pockets.

“Our mission is to power prosperity around the world with a bold goal of doubling the household savings rate for customers on our platform,” said Sasan Goodarzi, CEO of Intuit. “We wake up every day trying to help consumers make ends meet. By joining forces with Credit Karma, we can create a personalized financial assistant that will help consumers find the right financial products, put more money in their pockets and provide insights and advice, enabling them to buy the home they’ve always dreamed about, pay for education and take the vacation they’ve always wanted.”

“We started Credit Karma with a goal to build a trusted destination for all consumers, to make financial progress regardless of where they are in life,” said Kenneth Lin, Founder and CEO of Credit Karma. “We saw the opportunity to enrich people’s financial lives through transparency, simplicity and certainty.”

Many consumers struggle with not knowing or not fully understanding where they stand with their finances. Household debt in the United States hit $14.1 trillion including, among other sources, $9.6 trillion in mortgage debt, nearly $1 trillion in credit card debt and $1.5 trillion in student loan debt.1 In addition, 23 million people relied on at least one payday loan in 2018 to get faster access to cash.2 At the same time, we know consumers want to improve. In fact, 60% of consumers say they are trying to improve their credit score.3

Intuit and Credit Karma will tackle these problems by making it simple for consumers to make better decisions with their money through a consumer finance platform that works like a personalized financial assistant, helping consumers find the right financial products, put more money in their pockets and have access to actionable insights and advice. This platform will provide consumers with transparent access to their critical personal finance information - including their income, spending, and credit history - to help them better understand their complete financial picture and use it to their advantage, such as for obtaining better interest rates, all with security in mind. The result will be a complete financial profile that puts the power in consumers’ hands so they can take the steps necessary to improve their financial health and maximize their money.

The platform, leveraging artificial intelligence and connections to over 100 financial partners, will help consumers:

•	Find the right financial products by matching consumers with pre-approved offers on loans and credit cards with competitive interest rates that are right for them.

•	Put more money in their pockets by connecting them to higher yield savings accounts and, in the future, will provide faster access to their hard-earned cash.

•	Provide insights and advice to help consumers make better decisions about their money and improve their credit score.

Founded in 2007, Credit Karma has experienced remarkable success. Credit Karma presently has the largest engaged member base in consumer digital finance with more than 100 million members, with 37 million monthly active users of which 88% engage on mobile devices. The company has nearly tripled the growth of its member base over the past five years and created a marketplace comprised of more than 100 financial service providers.

“There’s a lot of innovation and investment in FinTech, but we don’t see anyone, with our collective capabilities, pursuing a personalized financial assistant to help consumers take control of their financial lives,” Goodarzi said. “Together with Ken and the Credit Karma team, we’re going to bring together consumers and financial institutions in innovative ways that lower costs for all those involved and level the playing field for consumers regardless of their economic status. We believe we can transform the personal finance industry and power the economy.”

[1]	NY Fed 2019 https://www.newyorkfed.org/medialibrary/interactives/householdcredit/data/pdf/HHDC_2019Q2.pdf
[2]	Financial research company Moebs Services
[3]	Shopping around for a mortgage pays off, Q1 2019 Fannie Mae
https://www.fanniemae.com/resources/file/research/housingsurvey/pdf/consumer-mortgage-shopping-infographic.pdf

“We could not have picked a better partner than Sasan and the Intuit team to accelerate our mission to champion financial progress for our members,” Lin added. “Together, the complementary strengths of our combined companies will help us to invest in innovation, build faster and deliver products our consumers expect and deserve.”

Transaction Details

The transaction is expected to be neutral to accretive to Intuit’s non-GAAP earnings per share in the first full fiscal year after the transaction closes. Intuit has agreed to pay total consideration of approximately $7.1 billion to acquire Credit Karma, subject to customary adjustments for transactions of this nature. The purchase price for Credit Karma will be payable in equal portions of cash and Intuit common stock, with the shares of Intuit common stock being valued at approximately $299.73 per share (which price was calculated based on the daily volume-weighted average sales price per share for Intuit common stock for the ten trading days ending on February 21, 2020). The per share price of these shares has been fixed as of the merger agreement signing date. The aggregate value of these shares will fluctuate based on changes in our share price between the signing date and the closing date.

The total consideration of $7.1 billion includes an estimated $1 billion of equity awards that will be expensed over up to three years. Following the close of the transaction Intuit will issue approximately $300 million of restricted stock units to Credit Karma employees, which will be expensed over four years.

Intuit expects the cash consideration to be financed through cash and its existing unsecured line of credit. The transaction is not expected to have an impact on Intuit’s existing dividend and share repurchase principles. The transaction is expected to close in the second half of calendar year 2020, subject to receipt of required regulatory approvals and satisfaction or waiver of other customary closing conditions.

Advisors

Qatalyst is serving as Intuit’s financial advisor, with Latham & Watkins, LLP serving as legal advisor. Goldman Sachs & Co. LLC is serving as Credit Karma’s financial advisor, with Skadden, Arps, Slate, Meagher & Flom LLP and Wilson Sonsini Goodrich & Rosati serving as legal advisors.

Conference Call Details

Intuit and Credit Karma executives will discuss the details of this transaction during Intuit’s second quarter earnings conference call at 1:30 p.m. Pacific time on February 24. To listen to the call, dial 844-246-4601 in the United States or 703-639-1172 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/Events/default.aspx. Prepared remarks for the call will be available on Intuit’s website after the call ends and at www.smartmoneydecisions.com.

About Intuit

Intuit’s mission is to Power Prosperity Around the World. We are a global financial platform company with products including TurboTax, QuickBooks, Mint and Turbo, designed to empower consumers, self-employed and small businesses to improve their financial lives. Our platform and products help customers get more money with the least amount of work, while giving them complete confidence in their actions and decisions. Our innovative ecosystem of financial management solutions serves approximately 50 million customers worldwide. Please visit us for the latest news and in-depth information about Intuit and its brands and find us on social.

About Credit Karma

Founded in 2007 by Ken Lin, Credit Karma is a consumer technology company with more than 100 million members in the U.K., United States and Canada, including almost half of all U.S. millennials. While best known for pioneering free credit scores, the company’s members turn to Credit Karma for everything related to their financial goals, including identity monitoring, applying for credit cards, shopping for loans (car, home and personal), filing their taxes and now high-yield savings accounts through our bank partner, MVB, Inc., Member FDIC — all for free.

Learn more about how Credit Karma members are making financial progress on Facebook, Twitter, and YouTube.

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Cautions About Forward-looking Statements

This communication contains forward-looking statements within the meaning of applicable securities laws. Forward-looking statements and information usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: failure to obtain required regulatory approvals in a timely manner or otherwise; failure to satisfy any closing conditions to the proposed acquisition of Credit Karma, Inc.; risks associated with tax liabilities or changes in U.S. federal tax laws or interpretations to which the proposed transaction with Credit Karma, Inc. or parties thereto are subject; failure to successfully integrate any new business; failure to realize anticipated benefits of any combined operations; unanticipated costs of acquiring or integrating Credit Karma, Inc.; potential impact of announcement or consummation of the proposed acquisition on relationships with third parties, including employees, customers, partners and competitors; inability to retain key personnel; changes in legislation or government regulations affecting the acquisition or the parties; and economic, social or political conditions that could adversely affect the acquisition or the parties. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2019 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We do not undertake any duty to update any forward-looking statement or other information in this communication, except to the extent required by law.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information

Important Additional Information Will be Filed with the SEC

Intuit will file with the SEC a registration statement on Form S-4, which will include the prospectus of Intuit (the “prospectus”). INVESTORS AND SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROSPECTUS, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTUIT, CREDIT KARMA, INC., THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the prospectus and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the prospectus and other documents filed with the SEC on Intuit’s website at http://investors.intuit.com.